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                                                                    EXHIBIT 99.1






                                                           FOR IMMEDIATE RELEASE



                   HELEN OF TROY LIMITED ANNOUNCES RESIGNATION
                     OF PRESIDENT & CHIEF OPERATING OFFICER


         EL PASO, TEXAS, June 23, 2000 - Helen of Troy Limited (NASDAQ, NM:
HELE), designer, developer, and worldwide marketer of brand-name personal care products, today announced that H. McIntyre Gardner, Director, President and Chief Operating Officer, has resigned from the Company's Board of Directors and his employment as an officer of the company, effective July 12, 2000, to pursue other interests. Mr. Gardner has served as President and Chief Operating Officer since September 1997, and has been a Director since August 1999.

         Gerald J. Rubin, Chairman and Chief Executive Officer, stated that, "All of us at Helen of Troy recognize and appreciate the contributions Mac Gardner has made to this company over the past three years. We wish him success in his future endeavors."

         The Board of Directors has appointed Mr. Gerald Rubin to assume the title and responsibilities of President in addition to his current positions as Chairman of the Board and Chief Executive Officer.

         Helen of Troy Limited is a leading designer, producer and marketer of brand name consumer products. The Company's products include hair dryers, curling irons, hair setters, women's shavers, brushes, combs, hair accessories, home hair clippers, mirrors, foot baths, body massagers, depilatories and paraffin baths. The Company's products are sold by mass merchandisers, drug chains, warehouse clubs and grocery stores under the licensed trade names of Vidal Sassoon, licensed from Procter & Gamble Co., the trademark Revlon(R), licensed from Revlon Consumer Products Corporation, Dr. Scholl's(R), licensed from Schering-Plough


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HealthCare Products, Inc., the trademark BARBIE(TM), owned by and used under license from Mattel, Inc., and Sunbeam(R) and Oster(R) brands, licensed from Sunbeam Corporation. Helen of Troy's owned trade names include Dazey, Caruso, Karina and DCNL. The Company also markets hair and beauty care products under the Helen of Troy, Hot Tools, Hot Spa, Salon Edition, Gallery Series, Wigo and Ecstasy trademarks to the professional beauty salon industry.

         This press release may contain certain forward-looking statements, which are subject to change. The actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results are included in the Company's Form 10-K for the year ended February 29, 2000.

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2000